                          AGREEMENT AND PLAN OF MERGER


         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of June 23, 2000, by and among High Speed Access Corp., a Delaware corporation ("HSA"), High Speed Acquisition Corp., a Florida corporation and direct wholly-owned subsidiary of HSA ("Acquisition"), Digital Chainsaw, Inc., a Florida corporation ("DC") and Gary Allen, as the Representative.

                                    RECITALS:

         WHEREAS, the parties hereto desire to consummate a merger (the "Merger") whereby Acquisition will be merged with and into DC and DC will be the surviving corporation in the Merger, upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act, as amended (the "FBCA"); and

         WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and covenants herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

         1.1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

         "Accounting Firm" has the meaning set forth in Section 4.3 below.

         "Acquisition" has the meaning set forth in the preamble hereto.

         "Acquisition Transaction" has the meaning set forth in Section 8.8 below.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "Affiliated Group" means any affiliated group within the meaning of
Section 1504 of the Code, or any consolidated, combined, unitary or similar group defined under a similar provision of state, local or foreign law.

         "Agreement" has the meaning set forth in the preamble hereto.

         "Arbitrator" has the meaning set forth in Section 4.4 below.

         "Articles of Merger" has the meaning set forth in Section 2.2 below.

         "Base Exchange Ratio" has the meaning set forth in Section 4.1 below.

         "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms the basis for any specified consequence.

         "Closing" has the meaning set forth in Section 2.3 below.

         "Closing Date" has the meaning set forth in Section 2.3 below.

         "Code" has the meaning set forth in the Recitals hereto.

         "Company Plan" means all "material employee benefit plans", as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements or payroll practices, including, without limitation, the DC 401(k) and employee medical benefit plans, maintained by DC or any of its Subsidiaries or to which DC or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of DC or any of its Subsidiaries.

         "Confidential Information" means any information concerning the businesses and affairs of DC, the Surviving Corporation or HSA that is not generally available to the public.

         "Consulting Agreement" has the meaning set forth in Section 9.2 below.

         "DC" has the meaning set forth in the preamble hereto.

         "DC Board" has the meaning set forth in Section 7.3 below.

         "DC Financial Projections" has the meaning set forth in Section 10.2 below.

         "DC Meeting" has the meaning set forth in Section 8.12 below.

         "DC Option" has the meaning set forth in Section 4.7 below.

         "DC Share Certificates" has the meaning set forth in Section 4.1 below.

         "DC Shares" means the shares of common stock, $.001 par value, of DC.

         "Disclosure Schedule" has the meaning set forth in the first paragraph of Article 7 below.

         "Earnout Determination" has the meaning set forth in Section 4.3 below.

         "Earnout Determination Date" has meaning set forth in Section 4.3 below.

         "Earnout Exchange Ratio" has the meaning set forth in Section 4.3 below.

         "Earnout Market Value" has the meaning set forth in Section 4.3 below.

         "Earnout Notice" has the meaning set forth in Section 4.3 below.

         "Earnout Period" has the meaning set forth in Section 4.3 below.

         "Earnout Period Financial Statement" has the meaning set forth in
Section 4.3 below.

         "Earnout Right" has the meaning set forth in Section 4.1 below.

         "Earnout Share Price" means the average trading price of HSA Common Stock on the Nasdaq National Market (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source) for the twenty (20) consecutive trading days ending on (and including) June 29, 2001; provided that if such Earnout Share Price would require HSA to issue a number of Earnout Shares which would require HSA to obtain shareholder approval pursuant to NASD Rule 4460(i)(1)(C), then HSA shall be required to issue the greatest number of Earnout Shares which does not require such approval.

         "Earnout Shares" has the meaning set forth in Section 4.3 below.

         "Effective Time" has the meaning set forth in Section 2.2 below.

         "Employee Pension Benefit Plan" has the meaning set forth in ERISA
Section 3(2).

         "Employee Welfare Benefit Plan" has the meaning set forth in ERISA
Section 3(1).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" has the meaning set forth in Section 7.23 below.

         "FBCA" has the meaning set forth in the Recitals hereto.

         "Fiduciary" has the meaning set forth in ERISA Section 3(21).

         "Final Earnout Determination" has the meaning set forth in Section 4.3 below.

         "Final Loss Determination" has the meaning set forth in Section 4.4 below.

         "Financial Statements" has the meaning set forth in Section 7.7 below.

         "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         "Governmental Authority" means any government, court or tribunal or administrative, governmental or regulatory body, agency or authority, whether federal, state or local, or domestic or foreign, and any departmental or political subdivision thereof.

         "HSA" has the meaning set forth in the preamble hereto.

         "HSA Claim" has the meaning set forth in Section 4.4 below.

         "HSA Common Stock" has the meaning set forth in Section 6.2 below.

         "HSA Option" has the meaning set forth in Section 4.7 below.

         "HSA Party" has the meaning set forth in Section 4.4 below.

         "HSA Representatives" has the meaning set forth in Section 8.4 below.

         "HSA SEC Reports" has the meaning set forth in Section 6.7 below.

         "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, including all meta-tags and unlicensed software code utilized in their business, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and Confidential Information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all domain names, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "Investment Representation Letter" has the meaning set forth in Section
8.6 below.

         "Knowledge" of DC means matters actually known by the directors or officers of DC set forth in Section 1.1 of the Disclosure Schedule, and matters that such persons in light of all of the relevant circumstances, reasonably would be expected to know after due inquiry.

         "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "Licenses and Permits" has the meaning set forth in Section 7.20 below.

         "Limited Losses" has the meaning set forth in Section 4.4 below.

         "Loss Notice" has the meaning set forth in Section 4.4 below.

         "Losses" has the meaning set forth in Section 4.4 below.

         "Material Adverse Effect" means, on any party hereto, any effect, occurrence or change that has or is reasonably likely to have, individually or in the aggregate, a material adverse effect on the business, properties, results of operations, financial condition of such party and its Subsidiaries, taken as a whole, or is reasonably likely to materially hinder or impair the consummation of the transactions contemplated hereby.

         "Merger" has the meaning set forth in the Recitals hereto.

         "Merger Consideration" has the meaning set forth in Section 4.3 below.

         "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

         "Most Recent Financial Statements" has the meaning set forth in Section
7.7 below.

         "Most Recent Fiscal Month End" has the meaning set forth in Section 7.7 below.

         "Multiemployer Plan" has the meaning set forth in ERISA Section 3(37).

         "Ordinary Course of Business" means the ordinary course of business consistent with past practice.

         "Organizational Documents" has the meaning set forth in Section 7.1 below.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Person" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

         "Prohibited Transaction" has the meaning set forth in ERISA Section 406 and Code Section 4975.

         "PWC" has the meaning set forth in Section 4.3 below.

         "Representative" has the meaning set forth in the Section 10.1 below.

         "Requisite Vote" has the meaning set forth in Section 7.3 below.

         "Retained Earnout Shares" has the meaning set forth in Section 4.4 below.

         "SEC" means the Securities and Exchange Commission.

         "Secured Note" shall mean the promissory note from DC to HSA, attached hereto as Exhibit A-1, and the related Security Agreement, attached hereto as A-2.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Share Consideration" has the meaning set forth in Section 4.1 below.

         "Shareholders" means the holders of DC Shares listed on Section 7.2 of the Disclosure Schedule, or the permitted transferees thereof.

         "Speedy Arbitration" shall mean an arbitration conducted pursuant to "Expedited Procedures" that shall take place in New York, New York and be administered by the New York City Office of the American Arbitration Association or any successor thereto (the "AAA") in accordance with its Commercial Arbitration Rules in effect at the time the arbitration is initiated (collectively, the "Rules"). In accordance with the Rules, "Expedited Procedures" shall be utilized with respect to all matters for determination in the arbitration.

         "Subsidiary" means any corporation or other Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or other ownership interests or has the power to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or individuals serving a similar function.

         "Surviving Corporation" has the meaning set forth in Section 2.1 below.

         "Tax" or "Taxes" shall mean all taxes, charges, fees, imposts, levies or other assessments by any Governmental Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority and shall include any transferee or successor liability in respect of Taxes (whether by contract or otherwise) and any liability in respect of any Tax as a result of being a member of any Affiliated Group.

         "Tax Return" means any return (including any consolidated, combined or unitary return in which DC or any Subsidiary of DC is, or was, included or includable), declaration, report, claim for refund, separate election or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Termination Fee" has the meaning set forth in Section 11.3 below.

         "Third Party Business" has the meaning set forth in Section 10.2 below.

         "Third-Party Claim" has the meaning set forth in Section 4.4 below.

         "Threshold" has the meaning set forth in Section 4.4 below.

         "Transaction Expenses" means all costs and expenses (including legal fees and expenses) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the transactions contemplated hereby.

         "Transfer Agent" has the meaning set forth in Section 4.2 below.

         "Voting Agreement" has the meaning set forth in Section 9.2 below.

         "WARN" has the meaning set forth in Section 7.22 below.

         "Working Capital Commitment" has the meaning set forth in Section 10.2 below.

                                    ARTICLE 2

                         MERGER; EFFECTIVE TIME; CLOSING

         2.1. Merger. Subject to the terms and conditions of this Agreement and the FBCA, at the Effective Time, Acquisition and DC shall consummate the Merger in which (i) Acquisition shall be merged with and into DC and the separate existence of Acquisition shall thereupon cease, (ii) DC shall be the successor or surviving corporation in the Merger and shall continue to be governed by the laws of the State of Florida and (iii) the separate corporate existence of DC with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation." The Merger shall have the effects set forth in Section 607.1106 of the FBCA.

         2.2. Effective Time. On the Closing Date, subject to the terms and conditions of this Agreement, Acquisition and DC shall (i) cause to be executed Articles of Merger with respect to the Merger, in the form required by the FBCA (the "Articles of Merger"), and (ii) cause the Articles of Merger to be filed with the Florida Secretary of State as provided in the FBCA. The Merger shall become effective at such time as the Articles of Merger shall have been duly filed with the Florida Secretary of State or such other time as is agreed upon by the Representative and HSA and specified in the Articles of Merger. Such time is hereinafter referred to as the "Effective Time."

         2.3. The Closing. Subject to the satisfaction of the conditions set forth in Article 9 (or the waiver thereof by the party entitled to waive that condition) the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Weil, Gotshal & Manges LLP in New York City, commencing at 10:00 a.m. local time on July 28, 2000 (the "Closing Date").

                                    ARTICLE 3

                        ARTICLES OF INCORPORATION; BYLAWS
                 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION

         3.1. Articles of Incorporation. The articles of incorporation of DC, as in effect immediately prior to the Effective Time, a copy of which is attached hereto as Exhibit 3.1, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein or by law.

         3.2. By-Laws. The By-Laws of DC, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation a copy of which is attached hereto as Exhibit 3.2, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided therein or bylaw.

         3.3. Directors and Officers. The directors and officers of DC immediately prior to the Effective Time shall be the directors and officers, of the

Surviving Corporation from and after the Effective Time until their successors have been duly elected, appointed or qualified or until the earlier of their death, resignation or removal in accordance with the articles of incorporation and bylaws of the Surviving Corporation.

                                   ARTICLE 4

                 MERGER CONSIDERATION; PAYMENT OF CONSIDERATION

         4.1. Merger Consideration; Conversion or Cancellation of DC Shares. At the Effective Time, by virtue of the Merger and without any action by the parties hereto (A) each of the issued and outstanding DC Shares shall be converted into and exchangeable into the right to receive (x) 0.1017 of a share of HSA Common Stock (the "Base Exchange Ratio") (payable in accordance with
Section 4.2 below (the aggregate number of shares of HSA Common Stock to be received by the Shareholders pursuant to the Base Exchange Ratio being the "Share Consideration")); and (y) the non-transferable, uncertificated, contractual right to receive Earnout Shares, if any, pursuant to the terms of this Agreement (the "Earnout Right"), (B) all of the outstanding DC Shares shall cease to be outstanding, and shall be cancelled and retired and shall cease to exist, and each holder of certificates representing such DC Shares (the "DC Share Certificates") shall cease to have any rights with respect thereto, except the right to receive HSA Common Stock therefor upon the surrender of the DC Share Certificates in accordance with this Section 4.1 and Section 4.2, and cash in lieu of fractional shares of HSA Common Stock as set forth in Section 4.5 and
(C) each share of common stock of Acquisition shall be converted into a share of common stock of the Surviving Corporation, as such shares of common stock are constituted immediately following the Effective Time.

         4.2. Payment of Merger Consideration. (a) At or promptly following the Closing, upon surrender to HSA of the DC Share Certificates for cancellation, HSA shall give irrevocable instructions to American Securities Transfer & Trust, Inc. (the "Transfer Agent") to issue to the Shareholders certificates representing that number of whole shares of HSA Common Stock determined pursuant to Section 4.1 and, if applicable, a check representing the cash to which the Shareholders may be entitled pursuant to Section 4.5 on account of fractional shares of HSA Common Stock. Until surrendered as contemplated by this Section 4.2, each DC Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing HSA Common Stock and cash in lieu of any fractional shares of HSA Common Stock as contemplated in this Article 4 and the Earnout Right. Upon surrender to HSA of the DC Share Certificates by the Shareholders for cancellation, together with any other required documents, the Shareholders shall receive HSA Common Stock in the Merger and, in addition, as described in Section 4.1, the Earnout Right.

               (b) All HSA Common Stock issued upon the surrender of DC Shares in accordance with the terms hereof (including any cash paid pursuant to Section 4.5) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such DC Shares and there shall be no further registration of transfers on the transfer books of the Surviving Corporation of DC Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, DC Share Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 4.

         4.3. Earnout. (a) No later than September 30, 2001 (the "Earnout Determination Date"), HSA shall, for the period commencing on the date hereof and ending on July 31, 2001 (the "Earnout Period"), deliver to the Representative DC's audited consolidated statements of operations ("Earnout Period Financial Statement"), which financial statement shall have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and reviewed by Pricewaterhouse Coopers LLP, HSA's independent accountants ("PWC"). Concurrently with the delivery of the Earnout Period Financial Statement, HSA shall deliver to the Representative a notice (the "Earnout Notice") indicating the Earnout Market Value (as defined in Section 4.3(b) below), if any, as determined by HSA in good faith based on the Earnout Period Financial Statement (the "Earnout Determination"). At the request and expense of the Representative, HSA shall permit independent accountants designated by the Representative to have access to the accounting personnel of PWC used by HSA to perform such review. The Earnout Determination shall become final (the "Final Earnout Determination") thirty (30) days after the Earnout Notice is so delivered by HSA unless the Representative sets forth any objection thereto in a written notice to HSA, which notice shall include the basis for the objection to the Earnout Determination and the Representative's own determination of the Earnout Market Value during such thirty (30) day period, in which event the parties shall endeavor in good faith to resolve such dispute within fifteen (15) days after such notice and failing such resolution to mutually agree upon a partner of a Big Five accounting firm (other than a firm which represents HSA) (the "Accounting Firm") to resolve such dispute promptly, and in no event later than 30 days after the 15-day dispute resolution period, and whose determination shall be final and conclusive. If the parties cannot agree on the selection of the Accounting Firm, or the selected Accounting Firm declines to accept its appointment as the Accounting Firm and the parties cannot agree on the selection of another independent accounting firm to act as the Accounting Firm, either party may seek Speedy Arbitration to select such a firm, and such appointment shall be conclusive and binding on the parties. Promptly, but within 30 days after acceptance of its appointment as the Accounting Firm, the Accounting Firm shall take all such actions (including, without limitation, any audit procedures) as shall be necessary to determine the remaining disputed items and shall render a written report to the Representative and the Surviving Corporation upon such items. During such 30 day period, the Surviving Corporation shall afford the Accounting Firm full access to any and all of its records and work papers related to the dispute, and the Surviving Corporation shall use its reasonable best efforts to make available (subject to the policies of the Surviving Corporation's accountants) any work papers of the Surviving Corporation's accountants created in connection with the calculation of the Earnout Market Value, and the assistance of the Surviving Corporation's accountants, in each case, as is necessary to enable the Accounting Firm to review the calculation of the

Earnout Market Value. The Accounting Firm's decision shall be final, conclusive and binding on all parties. The parties agree to cooperate with each other and each other's representatives and with the Accounting Firm in order that any and all matters in dispute shall be resolved as soon as practicable. The fees and expenses of the Accounting Firm shall be paid by HSA but borne equally by HSA and the Shareholders and, accordingly, the Earnout Market value shall be reduced by an amount equal to fifty percent (50%) of such expenses.

               (b) The following table sets forth certain revenue levels for the Earnout Period (expressed as a percentage of $11,000,000), and, the corresponding "Earnout Market Value," if any (expressed as a percentage of $25,000,000):

                   Earnout Period Revenue                    Earnout Market Value
                       $11,000,000                               $25,000,000
           ----------------------------------        ----------------------------------
                                                                    100%
           100% or more
           Less than 100% but greater than or                        95%
             equal to 95%
           Less than 95% but greater than or                         90%
             equal to 90%
           Less than 90% but greater than or                         75%
             equal to 85%
           Less than 85% but greater than or                         60%
             equal to 80%
           Less than 80% but greater than or                         50%
             equal to 75%
           Less than 75%                                              0%

provided, however, that solely for purposes of determining the revenue level achieved and the calculation of the Earnout Market Value, DC shall be credited with 2.273 times the amount of cash DC collects between the date hereof and August 25, 2000 as revenues earned in first quarter 2000 but not collected, as of the date hereof, as reflected on Section 4.3 of the Disclosure Schedule.

               (c) Subject to Section 4.4 below, if there is any Earnout Market Value, within five (5) business days after HSA's calculation of the Earnout Determination, HSA shall issue to each Shareholder that number of additional HSA Common Shares (the "Earnout Shares") equal to the number of DC Shares listed opposite such Shareholder's name on Section 4.3 of the Disclosure Schedule, multiplied by the Earnout Exchange Ratio. The "Earnout Exchange Ratio" shall be the quotient obtained by dividing (i) the Earnout Market Value by the number of DC Shares outstanding as of the date hereof, by (ii) the Earnout Share Price. Subject to Section 4.4. below, if additional Earnout Shares are due to be issued as a result of the Final Earnout Determination, HSA shall have an additional five (5) business days after the determination to issue such shares. Notwithstanding anything contained herein to the contrary, if such Earnout Share Price would require HSA to issue a number of Earnout Shares which would require HSA to obtain shareholder approval pursuant to NASD Rule 4460(i)(1)(C), then HSA shall be required to issue the greatest number of Earnout Shares which does not require such approval.

               (d) In addition to the calculation provided in paragraph (b) of this Section 4.3, the number of Earnout Shares and the Earnout Share Price shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse stock split, stock dividend, reorganization or recapitalization or other similar event with respect to HSA Common Stock occurring after the Effective Time and prior to the Earnout Payment Date. For purposes hereof, the Earnout Shares and the Share Consideration shall be collectively referred to as the "Merger Consideration."

         4.4. Earnout Reduction For Losses. (a) The Earnout Market Value shall be subject to reduction in accordance with the provisions of Section 4.4(b) below for any losses, threatened losses, damages, deficiencies, claims, liabilities, obligations, suits, actions (including any Tax audits, examinations or other proceedings), fees, costs or expenses of any nature whatsoever (including, without limitation, all reasonable fees and disbursements of counsel) (collectively, "Losses") incurred or suffered by HSA and Acquisition and each of their respective officers, directors, employees, agents and advisors (each, an "HSA Party") arising or resulting from (x) any breach of any representation and warranty of DC which is contained in this Agreement or any Schedule, Exhibit, agreement or certificate delivered pursuant hereto (provided that (I) for the purposes hereof, any breach of any representation or warranty shall be deemed not to contain, and shall be determined without regard to any qualification related to, materiality, Material Adverse Effect or Knowledge contained in such representation or warranty (II) for the purposes of determining Losses with respect to breaches of representations and warranties, only those Losses which individually exceed $2,500 shall be considered (such Losses are referred to herein as "Limited Losses"); (III) except as provided in
(IV) below, there shall be no reduction in the Earnout Market Value for Limited Losses until the aggregate amount of such Limited Losses exceeds $150,000 (the "Threshold"); (IV) the Earnout Market Value shall be reduced in an amount equal to an amount by which Limited Losses in the aggregate exceed the Threshold, except that if Limited Losses in the aggregate exceed $250,000, the Earnout Market Value shall be reduced to account for all Limited Losses in the aggregate, including those below the Threshold; (y) any breach or non-fulfillment of or any failure to perform any of the covenants, agreements or undertakings of DC which are contained in or made pursuant to this Agreement or any Schedule, Exhibit, agreement or certificate delivered pursuant hereto; or
(z) any Taxes of or imposed upon DC or any of its Subsidiaries relating to or arising from periods (or portions thereof) ending on or prior to or including the Closing Date (except, with respect to Taxes not yet due, to the extent of the accruals therefor reflected in the Financial Statements).

         (b) In the event of the occurrence, at any time between the Effective Time and the date which is twelve months from the date of the Effective Time, of an event which an HSA Party asserts constitutes a Loss (an "HSA Claim"), HSA shall provide prompt notice of such event (a "Loss Notice") to the Representative. Such Loss

Notice shall detail the circumstances of the Loss, the aggregate amount of the Loss and the corresponding reduction in Earnout Market Value based on such Loss. Upon the written request of the Representative, HSA shall provide the Representative with copies of all written documentation related to the Loss. The reduction in Earnout Market Value pursuant to the Loss Notice shall become final (the "Final Loss Determination") thirty (30) days after the Loss Notice is so delivered by HSA unless the Representative sets forth any objection thereto in a written notice to HSA, which notice shall include the basis for the Representative's objection to the Loss and the corresponding reduction in the Earnout Market Value during such thirty (30) day period, in which event the parties shall endeavor in good faith to resolve such dispute within fifteen (15) days after such notice, and failing such resolution, to submit their dispute to an arbitrator (the "Arbitrator") and whose determination as to the Final Loss Determination shall be final and conclusive in an arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules. The Arbitrator's decision shall be final, conclusive and binding on all parties and the judgment or award rendered may be entered in any court having jurisdiction thereof. The fees and expenses of the Arbitrator shall be paid by HSA but borne equally by HSA and the Shareholders. Accordingly, the Earnout Market Value shall be reduced by an amount equal to fifty percent (50%) of such expenses.

         (c) If the event giving rise to the Loss involves the claim of any third party (a "Third-Party Claim"), HSA shall assume sole control of the defense, settlement, adjustment or compromise of such claim, provided, however, that HSA shall diligently pursue the defense of any such Third Party Claim.

         (d) In the event that upon the Final Earnout Determination, a Loss Notice has been delivered to the Representative, but the Final Loss Determination has not yet occurred, pending such determination, the Earnout Market Value shall be reduced by the amount of the Loss set forth in the Loss Notice and a corresponding reduction shall be made in the number of Earnout Shares issued to the Shareholders (the "Retained Earnout Shares"). Promptly upon the occurrence of the Final Loss Determination, HSA shall, subject to reductions for arbitration fees pursuant to Section 4.4(b) above, deliver to Shareholders such number of Retained Earnout Shares, if any, as shall be necessary to comply with the Final Loss Determination. HSA shall not be required to issue any Retained Earnout Shares prior to the Final Loss Determination, and HSA shall not incur any liabilities with respect to the non-issuance of any Retained Earnout Shares pending the Final Loss Determination.

         4.5. Fractional Shares of HSA Common Stock. No certificates representing fractional shares of HSA Common Stock shall be issued upon surrender of any DC Share Certificates. In lieu of any fractional shares of HSA Common Stock, there shall be paid to the holder of DC Shares who otherwise would be entitled to receive a fractional share of HSA Common Stock an amount of cash (without interest) determined by multiplying such fraction by the Base Exchange Ratio or the Earnout Exchange Ratio, as the case may be.

         4.6. Withholding Rights. Each of the Surviving Corporation and HSA shall be entitled, or shall be entitled to cause the Transfer Agent, to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of DC Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of a Tax law. To the extent that amounts are so withheld by the Surviving Corporation, HSA or the Transfer Agent, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the DC Shares in respect to which such deduction and withholding was made by the Surviving Corporation or HSA, as the case may be.

         4.7. Effect on Options to Acquire DC Shares. (a) As soon as practicable, following the Effective Time (in accordance with standard procedures of the Compensation Committee of HSA's Board of Directors and HSA's past practices with respect to granting options to its employees) each employee of DC as of the Effective Time shall be granted an option to purchase HSA Shares (an "HSA Option") for each outstanding and unexpired option to purchase DC Shares (a "DC Option"), which DC Options are listed opposite such employee's name on Section 4.7(a) of the Disclosure Schedule, whether vested or unvested, shall (except to the extent exercised prior to the Effective Time) on the same terms and subject to the same conditions as applicable to similarly situated employees of HSA under the HSA 1999 Stock Option Plan pursuant to which plan such HSA Option shall be granted (including term and exercisability), and such HSA Option shall be an option to purchase the same number of whole shares of HSA Common Stock as the holder of such DC Option would have been entitled to receive pursuant to this Agreement (assuming solely for the purposes of this calculation that the Earnout Market Value was equal to $25,000,000) had such holder exercised such DC Option in full for DC Shares immediately prior to the Effective Time, at a price per share of HSA Common Stock equal to the per share exercise price equal to the closing price of HSA Common Stock on the date immediately prior to the date of the grant.

         (b) Each of the non-employee holders of DC Options listed in Section 4.7(b) of the Disclosure Schedule shall receive a warrant to receive HSA Common Stock substantially in the form attached hereto as Exhibit K. Such warrant shall permit the holder thereof to purchase the number of shares of HSA Common Stock equal to the number of shares of HSA Common Stock each such holder would have been entitled to receive pursuant to this Agreement (assuming solely for the purposes of this calculation that the Earnout Market Value was equal to $25,000,000) had such holder exercised the number of DC Options listed opposite such holder's name on Schedule 4.7(b) of the Disclosure Schedule prior to the Effective Time. The exercise price per share pursuant to the warrant shall be equal to the closing price of a share of HSA Common Stock on the Closing Date on the Nasdaq National Market (as reported in the New York City edition of the Wall Street Journal or, if not reported thereby, another nationally recognized source).

         (c) At or prior to the Effective Time, HSA shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HSA Common

Stock for delivery upon exercise of such DC Options in accordance with this
Section 4.7. Any option or stock plan with respect to DC Shares existing immediately prior to the Effective Time shall terminate as of the Effective Time with respect to any future grants thereunder. Prior to any grant of an HSA Option pursuant to Section 4.7(a) above, or the grant of a warrant pursuant to
Section 4.7(b) above, any DC Option held by the recipient of the HSA Option or warrant, as the case may be, shall be terminated.

                                   ARTICLE 5

                             [INTENTIONALLY OMITTED]

                                   ARTICLE 6

                         REPRESENTATIONS AND WARRANTIES
                             OF ACQUISITION AND HSA

         Acquisition and HSA jointly and severally represent and warrant to DC that the statements contained in this Article 6 are correct and complete as of the date hereof.

         6.1. Organization of Acquisition and HSA. HSA is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware. Acquisition is a corporation, duly organized, validly existing and in good standing under the laws of the state of Florida. Acquisition is a wholly-owned subsidiary of HSA.

         6.2. Capital Stock. The authorized capital stock of HSA consists of 400,000,000 shares of common stock, $.01 par value ("HSA Common Stock"), of which 55,668,025 shares are outstanding as of May 10, 2000; 100,000,000 shares of Class A Common Stock, par value $0.01 per share of which no shares are outstanding as of the date hereof; and 10,000,000 shares of Preferred Stock (of which no shares are outstanding as of the date hereof). Since May 10, 2000, HSA has not issued any shares of capital stock except pursuant to the exercise of options or warrants outstanding on such date to purchase HSA Common Stock. All outstanding shares of HSA Common Stock are, and all shares of HSA Common Stock issuable under stock option plans or warrants of HSA, will be when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable.

         6.3. Authorization for Common Stock. The Merger Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable, and no stockholder of HSA will have any preemptive right or similar rights of subscription or purchase in respect thereof. The Share Consideration will, subject to compliance with Regulation D promulgated under the Securities Act, be exempt from registration under the Securities Act and will be registered or exempt from registration under all applicable state securities laws.

         6.4 Authorization of Transaction. Each of Acquisition and HSA has full power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of each of HSA and Acquisition. This Agreement constitutes the valid and legally binding obligation of each of Acquisition and HSA, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity. Neither Acquisition nor HSA need give any notice to, make any filing with, or obtain any Licenses or Permits of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except in connection with the filing of the Articles of Merger with the Florida Secretary of State and compliance with applicable state securities laws.

         6.5 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) violate any law, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which Acquisition or HSA is subject or any provision of their respective Organizational Documents or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Acquisition or HSA is a party or by which it is bound or to which any of its assets is subject.

         6.6. Brokers' Fees. Neither Acquisition nor HSA has any Liability or obligation to pay any fees or commissions to any investment banker, broker, finder or agent (other than Lehman Brothers, Inc.) with respect to the transactions contemplated by this Agreement.

         6.7. HSA SEC Reports and Financial Statements. HSA has filed with the SEC, and has heretofore made available to DC true and complete copies of (A) HSA's annual report on Form 10-K for the period ended December 31, 1999, (B) HSA's quarterly report on Form 10-Q for the period ended March 31, 2000, (C) HSA's Proxy Statement for the 2000 Annual Meeting of Stockholders of HSA and (D) the Annual Report to Stockholders of HSA for the year ended December 31, 1999 (collectively, the "HSA SEC Reports"), which are all of the forms, reports, schedules, statements and other documents (other than preliminary materials) required to be filed by HSA under the Securities Exchange Act or the Securities Act from and after December 31, 1999. The HSA SEC Reports, at the time filed,
(a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Securities Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The financial statements of HSA included in the HSA SEC Reports, as well as HSA's financial statements as of and for the year ended December 31, 1999 heretofore delivered to DC, as of the dates thereof, comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X promulgated by the SEC) and fairly presented (subject, in the case of the unaudited statements, to normal adjustments, none of which will be material) the consolidated financial position of HSA and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended.

                                   ARTICLE 7


                  REPRESENTATIONS AND WARRANTIES CONCERNING DC


         DC represents and warrants to Acquisition and HSA that the statements contained in this Article 7 are correct and complete as of the date hereof, except as set forth in the disclosure schedule delivered by DC to Acquisition and HSA on the date hereof (the "Disclosure Schedule"), which Disclosure Schedule shall identify the specific Sections of this Article 7 as to which the exception or disclosure applies. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule reasonably identifies the exception. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 7.

         7.1. Organization, Qualification, and Corporate Power. Each of DC and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the states set forth in Section 7.1(a) of the Disclosure Schedule. Each of DC and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction, except where failure to be so qualified could not be reasonably expected to have a Material Adverse Effect on DC, and each such jurisdiction is set forth in
Section 7.1(a) of the Disclosure Schedule. Each of DC and its Subsidiaries has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. Section 7.1(b) of the Disclosure Schedule lists the directors and officers of DC and each Subsidiary. DC has provided a description of each directors' and officers' business experience during the past five (5) years and a description of the services provided by such person to DC. Each of DC and its Subsidiaries has delivered to Acquisition and HSA correct and complete copies of the articles of incorporation and bylaws (such documents and, as may be applicable, any similar organizational documents with respect to any Person referred to in this Agreement, being referred to herein as the "Organizational Documents") of each of DC and its Subsidiaries, respectively (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors and any committees of each of DC and its Subsidiaries), the stock certificate books and the stock record books of each of DC and its Subsidiaries in the forms in which they have been provided to HSA are correct and complete, except for the minutes of DC Board or committee meetings which have not been finalized. Neither DC nor any of its Subsidiaries is in default under or in violation of any provision of its Organizational Documents.

         7.2. Capitalization. The entire authorized capital stock of DC consists of 100,000,000 shares of common stock, $.0001 par value, of which 30,364,441 shares were issued and outstanding as of June 23, 2000. All of the issued and outstanding DC Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Shareholders as set forth in
Section 7.2 of the Disclosure Schedule. Except as set forth in a list (including exercise prices, dates of grant and expiration, and number granted to each holder thereof, if applicable) in Section 7.2 of the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, pre-emptive rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require DC to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to DC. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquired any shares or other capital stock of the Company or any of its Subsidiaries to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the DC Shares. None of the outstanding DC Shares are subject to any forfeiture or similar restriction in connection with the termination of employment of any holder thereof with DC.

         7.3. Authorization of Transaction. DC has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of DC and the Board of Directors of DC (the "DC Board") has resolved (i) to adopt this Agreement (ii) recommend that the Shareholders approve and adopt this Agreement and the Merger. The DC Board has directed that this Agreement be submitted to the Shareholders as required pursuant to Section 607.1103 of the FBCA. The affirmative vote of a majority of the DC Shares outstanding is the only vote necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger (the "Requisite Vote"). This Agreement constitutes the valid and legally binding obligation of DC, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and to general principles of equity. DC is not required to give any notice to, make any filing with, or obtain any Licenses and Permits of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except in connection with the filing of the Articles of Merger with the Florida Secretary of State and applicable state securities laws.

         7.4. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will

         (i) violate any law, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Authority to which DC or any of its Subsidiaries is subject or any provision of the Organizational Documents of DC or any of its Subsidiaries or

         (ii) except as otherwise set forth in Section 7.4 of the Disclosure Schedule, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, cancel, or require any notice, receive any additional consideration or payments under, any agreement, contract, lease, license, instrument, or other arrangement to which DC or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or, except pursuant to the Secured Note, result in the imposition of any Security Interest upon any of its assets), the result of which could reasonably result in a Material Adverse Effect on DC or prevent the consummation of the Merger or the other transactions contemplated hereby.

         7.5. Title to Assets. Except as set forth in Section 7.5 of the Disclosure Schedule, each of DC and its Subsidiaries has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests (except those Security Interests imposed pursuant to the Secured Note), except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

         7.6. Subsidiaries. (a) Sections 7.6 of the Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of the Subsidiaries of DC, including the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock owned by DC, another Subsidiary of DC or by any other Person.

         (b) All of the outstanding shares of capital stock of each Subsidiary have been validly issued and are fully paid and nonassessable and are owned beneficially and of record by DC, free and clear of all encumbrances. At the Closing, DC will not, directly or indirectly, own any capital stock of or other equity interests in any corporation, partnership or other Person other than the Subsidiaries listed in Section 7.6 of the Disclosure Schedule, and neither DC nor any of its Subsidiaries is a member of or participant in a partnership, joint venture or similar Person.

         7.7. Financial Statements. DC has delivered (collectively, the "Financial Statements") to HSA its (i) audited condensed/consolidated balance sheets and statements of income, changes in shareholders' equity and cash flows as of and for the fiscal years ended December 31, 1997, 1998 and 1999, and (ii) unaudited condensed/consolidated balance sheet and statement of income (the "Most Recent Financial Statements") as of and for the three-month period ended March 31, 2000 (the "Most Recent Fiscal Month End"). The Financial Statements are attached hereto as Exhibit 7.7. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the consolidated financial condition of DC and its Subsidiaries as of such dates and the consolidated results of operations of DC and its Subsidiaries for such periods, subject, in the case of the Most Recent Financial Statements, to normal year-end adjustments and the absence of notes thereto, and are consistent with the books and records of DC and its Subsidiaries (which books and records are correct and complete in all material respects).

         7.8. Absence of Certain Developments. Except as set forth in Section
7.8 of the Disclosure Schedule, since December 31, 1999, there has not been any event, occurrence or circumstance outside the Ordinary Course of Business that has had or could reasonably be expected to have a Material Adverse Effect on DC or any of its Subsidiaries. Without limiting the generality of the foregoing, since that date:

         (a) Except as set forth in Section 7.8(a) of the Disclosure Schedule, neither DC nor any of its Subsidiaries has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

         (b) Except as set forth in Section 7.8(b) of the Disclosure Schedule, neither DC nor any of its Subsidiaries has entered into any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) outside the Ordinary Course of Business;

         (c) Except as set forth in Section 7.8(c) of the Disclosure Schedule, no party (including DC and any of its Subsidiaries) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which DC or any of its Subsidiaries is a party or by which it is bound, except for such accelerations, terminations or modifications in the Ordinary Course of Business which have not and could not reasonably be expected to have a Material Adverse Effect on DC or any of its Subsidiaries;

         (d) Except as set forth in Section 7.8(d) of the Disclosure Schedule, neither DC nor any of its Subsidiaries has imposed any Security Interest upon any of its assets, tangible or intangible;

         (e) Neither DC nor any of its Subsidiaries has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business;

         (f) Neither DC nor any of its Subsidiaries has materially changed any of its accounting or Tax reporting principles, methods (including elections) or policies;

         (g) Neither DC nor any of its Subsidiaries has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions), except for purchases of assets in the Ordinary Course of Business which have not and could not reasonably be expected to constitute a Material Adverse Effect on DC;

         (h) Neither DC nor any of its Subsidiaries has issued any note, bond or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

         (i) Except as set forth in Schedule 7.8(i) of the Disclosure Schedule, neither DC nor any of its Subsidiaries has failed to pay and discharge current liabilities in the Ordinary Course of Business, except where disputed in good faith by appropriate proceedings and for which adequate reserves were made;

         (j) Except as set forth in Section 7.8(j) of the Disclosure Schedule, neither DC nor any of its Subsidiaries has canceled, compromised, waived or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

         (k) Except in the Ordinary Course of Business, neither DC nor any of its Subsidiaries has granted any license or sublicense of any rights under or with respect to any Intellectual Property;

         (l) Except as set forth in Section 7.8(l) of the Disclosure Schedule, there has been no change made or authorized in the Organizational Documents of DC or any of its Subsidiaries;

         (m) Except as set forth in Sections 7.2 and 7.8(m) of the Disclosure Schedule, neither DC nor any of its Subsidiaries has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock, as the case may be;

         (n) Neither DC nor any of its Subsidiaries has declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

         (o) Neither DC nor any of its Subsidiaries has experienced any damage, destruction or loss (whether or not covered by insurance) to its property;

         (p) Except as set forth in Section 7.8(p) of the Disclosure Schedule, neither DC nor any of its Subsidiaries has made any loan to, or entered into any other transaction with, any of its directors or officers;

         (q) Except as set forth in Sections 7.8(p) and 7.8(q) of the Disclosure Schedule, neither DC nor any of its Subsidiaries has entered into any employment contract, written or oral, or modified the terms of any such existing contract or agreement;

         (r) Except as set forth in Sections 7.8(p), 7.8(q) and 7.8(s) of the Disclosure Schedule, neither DC nor any of its Subsidiaries has granted any increase in the compensation of any of its directors, officers, or employees;

         (s) Except as set forth in Sections 7.8(p), 7.8(q) and 7.8(s) of the Disclosure Schedule, neither DC nor any of its Subsidiaries has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, stock option, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers and employees (or taken any such action with respect to any other Employee Benefit Plan);

         (t) Except as set forth in Sections 7.8(p), 7.8(q) and 7.8(s) of the Disclosure Schedule, neither DC nor any of its Subsidiaries has made any other change in employment terms for any of its directors, officers or employees outside the Ordinary Course of Business or in the terms of its agreements with any independent contractors; and

         (u) Neither DC nor any of its Subsidiaries has made or pledged to make any charitable or other capital contribution;

         (v) There has not been any other material occurrence, event, incident, action, failure to act or transaction outside the Ordinary Course of Business involving DC or any of its Subsidiaries; and

         (w) Neither DC nor any of its Subsidiaries is under any legal obligation, whether written or oral, to do any of the foregoing.

         7.9. Undisclosed Liabilities. Neither DC nor any of its Subsidiaries has any Liability (and to DC's Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against DC and any of its Subsidiaries giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto), (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of law) and (iii) the Liabilities specifically identified in the Schedules and Exhibits attached hereto.

         7.10. Legal Compliance. To their knowledge, each of DC and its Subsidiaries has complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges thereunder) of any Governmental Authority, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against it alleging any failure so to comply.

         7.11. Taxes. (a) Except as set forth in Section 7.11(a) of the Disclosure Schedule, (i) all Tax Returns required to be filed by or on behalf of DC and each of its Subsidiaries have been properly prepared and duly and timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns were true, complete and correct in all material respects; (ii) all Taxes payable by or on behalf of DC and each of its Subsidiaries or in respect of their income, assets or operations have been fully and timely paid, and adequate reserves or accruals for Taxes have been provided in the Financial Statements with respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due and owing; and (iii) neither DC nor any of its Subsidiaries has executed or filed with the Internal Revenue Service or any other taxing authority any agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.

         (b) DC and each of its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

         (c) DC has provided HSA with complete copies of (A) all federal, state, local and foreign income or franchise Tax Returns of DC and each of its Subsidiaries relating to the taxable periods since 1996 and (B) any audit report issued within the last three years relating to Taxes due from or with respect to DC or any of its Subsidiaries.

         (d) Section 7.11(d) of the Disclosure Schedule lists all material types of Taxes paid and material types of Tax Returns filed by or on behalf of DC and each of its Subsidiaries. Except as set forth in Section 7.11(d) of the Disclosure Schedule, no claim has been made by a taxing authority in a jurisdiction where DC or any of its Subsidiaries does not file Tax Returns such that DC or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

         (e) Except as set forth in Section 7.11(e) of the Disclosure Schedule, all deficiencies asserted or assessments made as a result of any examinations by the Internal Revenue Service or any other taxing authority of the Tax Returns of or covering or including DC or any of its Subsidiaries have been fully paid, and there are no audits or investigations by any taxing authority in progress, nor have the Shareholders, DC or any of its Subsidiaries received any notice from any taxing authority that it intends to conduct such an audit or investigation. No issue has been raised by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

         (f) Except as set forth in Section 7.11(f) of the Disclosure Schedule, none of DC, any of its Subsidiaries or any other Person (including any of the Shareholders) on behalf of DC or any of its Subsidiaries has (A) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by DC or any of its Subsidiaries, (B) agreed to or is required to make any adjustments pursuant to
Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by DC or any of its Subsidiaries or has any knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of DC or any of its Subsidiaries, (C) executed or entered into a closing agreement pursuant to
Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to DC or any of its Subsidiaries, or (D) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed.

         (g) No property owned by DC or any of its Subsidiaries is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986,
(ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code, (iii) "tax-exempt bond financed property" within the meaning of Section 168(g) of the Code or (iv) is "limited use property" (as such term is used in Rev. Proc. 76-30).

         (h) Neither DC nor any of its Subsidiaries has ever been a "United States real property holding corporation" as defined in Section 897(c) of the Code.

         (i) Except as set forth in Section 7.11(i) of the Disclosure Schedule, neither DC nor any of its Subsidiaries is a party to any income tax sharing or other material tax sharing, tax indemnification or similar tax agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing.

         (j) Neither DC nor any of its Subsidiaries is a party to any agreement, contract, plan or arrangement that has resulted or could result, separately or in the aggregate, in the payment of "excess parachute payments" within the meaning of Section 280G of the Code in connection with the transactions contemplated hereby (whether alone or in combination with any other event).

         (k) Neither DC nor any of its Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other taxing authorities.

         (l) Except as set forth in Section 7.11(l) of the Disclosure Schedule, there are no liens as a result of any unpaid Taxes upon any of the assets of DC.

         (m) Except as set forth in Section 7.11(m) of the Disclosure Schedule, neither DC nor any of its Subsidiaries has ever been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than the group of which DC is the common parent.

         (n) Neither DC nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in connection with the Merger.

         (o) All options, warrants or similar rights to acquire a DC Share had an exercise price equal to or greater than 80% of the fair market value of such DC Share at the time of grant.

         (p) To DC's knowledge, it has no reason to believe that any conditions exist the could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code.

         (q) None of the debt obligations of either DC or any of its Subsidiaries constitutes "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code.

         7.12. Real Property. Section 7.12(a) of the Disclosure Schedule lists and describes briefly all real property owned, leased or subleased by or to DC and each of its Subsidiaries. Each of DC and its Subsidiaries has delivered to Acquisition and HSA correct and complete copies of the leases and subleases listed in Sections 7.12(b) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Sections 7.12(b) of the Disclosure
Schedule:

         (a) such lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

         (b) except as set forth in Section 7.21 of the Disclosure Schedule, no consent is required with respect to such lease or sublease as a result of this Agreement, and the actions contemplated by this Agreement will not result in the change of any terms of any lease or sublease or otherwise affect the ongoing validity of any lease or sublease;

         (c) neither DC nor any of its Subsidiaries nor, to the Knowledge of DC or any of its Subsidiaries, any other party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration thereunder;

         (d) no party to such lease or sublease has repudiated any provision thereof;

         (e) there are no disputes, oral agreements or forbearance programs in effect as to such lease or sublease;

         (f) with respect to each such sublease, the representations and warranties set forth in subsections (a) through (e) above are true and correct with respect to the underlying lease;

         (g) neither DC nor any of its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

         (h) all facilities leased or subleased thereunder have received all Licenses and Permits required by DC and any of its Subsidiaries, as applicable, in connection with the operation thereof and have been operated and maintained by DC and each of its Subsidiaries in accordance with applicable laws, rules, and regulations; and

         (i) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

         7.13. Intellectual Property.

         (a) Each of DC and its Subsidiaries owns or has the right to use, pursuant to license, sublicense, agreement or permission, all Intellectual Property which is material to the operation of its business as presently conducted or reasonably expected to be conducted. Each item of Intellectual Property owned or used by DC and its Subsidiaries immediately prior to the Closing hereunder will be owned or available for use by the Surviving Corporation on identical terms and conditions immediately subsequent to the Closing hereunder. Each of DC and its Subsidiaries has taken all necessary action to maintain and protect such Intellectual Property that it owns or uses in the conduct of its business, as presently conducted or reasonably expected to be conducted. Except as set forth in Section 7.13(a) of the Disclosure Schedule, all such Intellectual Property owned by DC or its Subsidiaries is valid, subsisting and enforceable.

         (b) To the Knowledge of DC or any of its Subsidiaries, neither DC nor any of its Subsidiaries has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties except as set forth in Section 7.13(b) of the Disclosure Schedule. None of the directors or officers (or employees with responsibility for Intellectual Property matters) of DC or any of its

Subsidiaries has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that DC or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). Except as set forth in Section 7.13(b) of the Disclosure Schedule, to the Knowledge of DC or any of its Subsidiaries, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of DC or any of its Subsidiaries.

         (c) Section 7.13(c) of the Disclosure Schedule sets forth a complete and accurate listing of each patent, registration or application which has been issued or filed with respect to any of DC's, or any of its Subsidiaries', Intellectual Property and all material unregistered trademarks and service marks.

         (d) To the Knowledge of DC or any of its Subsidiaries, except as set forth in Section 7.13(d) of the Disclosure Schedule, the continued operation of the business of DC or any of its Subsidiaries as presently conducted or reasonably expected to be conducted will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties.

         7.14. Tangible Assets. Each of DC and its Subsidiaries owns or leases all buildings, machinery, equipment and other tangible assets which are material to the conduct of its business as presently conducted and as presently proposed to be conducted. To DC's Knowledge, each such tangible asset is free from all defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used. The tangible assets owned or leased by each of DC and its Subsidiaries are sufficient to conduct its business as it is currently being conducted and as it is contemplated to be conducted in the future.

         7.15. Contracts. Section 7.15 of the Disclosure Schedule lists the following material contracts and other material agreements to which DC or any of its Subsidiaries is a party:

         (a) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 per annum;

         (b) any agreement concerning a partnership or joint venture;

         (c) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which a Security Interest has been imposed on any of its assets, tangible or intangible;

         (d) any agreement concerning confidentiality or noncompetition;

         (e) any agreement with any Shareholders or any Affiliate of any of the Shareholders;

         (f) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other material plan or arrangement for the benefit of its current or former directors, officers and employees;

         (g) any agreement for the employment of any individual on a full-time, part-time, consulting or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

         (h) any agreement under which it has borrowed, advanced or loaned any amount to any of its directors, officers or employees;

         (i) any agreement under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect on DC or any of its Subsidiaries;

         (j) any agreements with employees or consultants for the provision of any material goods or services other than on arms-length terms and in the Ordinary Course of Business; or

         (k) with respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially identical terms following the consummation of the transactions contemplated hereby; (C) neither DC nor any of its Subsidiaries nor, to the Knowledge of DC any of its Subsidiaries, any other party thereto, (i) is in breach or default, and (ii) no event has occurred which with notice or lapse of time would constitute a breach or default by, or permit termination, modification or acceleration under the agreement, except for such breach or default in (i) or (ii) above which could not reasonably be expected to have a Material Adverse Effect; and (D) no party has repudiated any provision of the agreement. The consummation of the transactions described herein will not affect any of the agreements disclosed herein in a manner that could reasonably be expected to have a Material Adverse Effect on DC or any of its Subsidiaries.

         7.16. Notes and Accounts Receivable. All notes and accounts receivable of DC and each of its Subsidiaries are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims and are current and collectible in accordance with their terms at their recorded amounts, except for the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of DC and its Subsidiaries, which reserve has been established and maintained in accordance with GAAP consistently applied. Section 7.16 of the Disclosure Schedule sets forth the note and account receivable aging report of DC as of April 30, 2000, and such report lists individually any uncollected amounts in excess of $1,000 and sets forth the name of the related debtor.

         7.17. Powers of Attorney. Except as set forth in Section 7.17 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of DC or any of its Subsidiaries.

         7.18. Insurance. Section 7.18 of the Disclosure Schedule identifies each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) currently in effect to which DC or any of its Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage. With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable and in full force and effect on substantially identical terms following the consummation of the transactions contemplated hereby; (C) to the Knowledge of DC or any of its Subsidiaries, neither DC nor any of its Subsidiaries nor, to the Knowledge of DC or any of its Subsidiaries, any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default by, or permit termination, modification, or acceleration, under the policy; and (D) to DC's knowledge, no party to the policy has repudiated any provision thereof. Each of DC and its Subsidiaries has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. DC has no self-insurance arrangements affecting DC or any of its Subsidiaries.

         7.19. Litigation. Section 7.19 of the Disclosure Schedule sets forth each instance in which DC or any of its Subsidiaries (i) is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (ii) is a party or, to the Knowledge of DC, is threatened to be made a party to any action, suit, proceeding, hearing or investigation of, in, or before any Governmental Authority, including any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 7.19 of the Disclosure Schedule could reasonably be expected to have a Material Adverse Effect on DC or any of its Subsidiaries. DC has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against DC or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect on DC.

         7.20. Licenses and Permits. Except as set forth in Section 7.20 of the Disclosure Schedule, each of DC and its Subsidiaries owns, holds or possesses all licenses, consents, franchises, permits, approvals and other permits, orders or authorizations of, or registrations, declarations, notices or filings with, (collectively, "Licenses and Permits") any Governmental Authority and any other Person necessary to entitle it to use its corporate name, to own or lease, operate and use its assets and properties and to carry on and conduct its business and operations as presently conducted, except for such Licenses and Permits the absence of which would not reasonably be expected to have a Material Adverse Effect. Neither DC nor any of its Subsidiaries is in violation of or default under any Licenses or Permits or any judgment, order, writ, injunction or decree of any court or administrative agency issued against it or any law, ordinance, rule or regulation applicable to it in any case which would reasonably be expected to have a Material Adverse Effect.

         7.21. Consents. Section 7.21 of the Disclosure Schedule lists each material permit and contract (true and complete copies of which have been made available to HSA) as to which notice to, or the consent of, a Governmental Authority or Person is required as a condition to the transfer of control or the right to control such material permit or contract in connection with the transactions contemplated hereby. Except for (i) the aforementioned notices and consents, which shall have been obtained prior to the Closing Date and (ii) the filing of the Articles of Merger with the Florida Secretary of State and appropriate documents with the relevant authorities of other states in which DC or any of its Subsidiaries is qualified to do business, and compliance with applicable state securities laws, no Licenses and Permits of any Governmental Authority or any Person are required to be obtained or made by or with respect to DC or any of its Subsidiaries on or prior to the Closing Date in connection with (A) the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby or the taking by DC or any of its Subsidiaries of any other action contemplated hereby, (B) the continuing validity and effectiveness immediately following the Effective Time of any material contract or permit of each of DC and its Subsidiaries or (C) the conduct by each of DC and its Subsidiaries of its business immediately following the Closing substantially as conducted or proposed to be conducted on the date hereof.

         7.22. Employees. Neither DC nor any of its Subsidiaries has committed any unfair labor practice. DC is not a party to any collective bargaining agreements. None of the employees of DC or any of its Subsidiaries is represented in his or her capacity as an employee of DC or any of its Subsidiaries by any labor organization, and none of the Shareholders or DC has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of DC or any of its Subsidiaries. DC and each of its Subsidiaries are in compliance in all material respects with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act and any similar state or local "mass layoff" or "plant closing" law ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax. There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Seller Entity within the six (6) months prior to Closing.

         7.23. Employee Benefits.

         (a) Section 7.23(a) of the Disclosure Schedule lists each Company Plan. Neither DC, any Subsidiary nor any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414(b),
(c), (m) or (o) of the Code ("ERISA Affiliate") has ever contributed or has ever been obligated to contribute to any Employee Pension Benefit Plan subject to Title IV of ERISA or to any Multiemployer Plan.

         (b) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA, the Code (including rules and regulations thereunder). The Company Plans intended to qualify under Section 401 of the Code are so qualified and the trusts maintained pursuant thereto are exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the Company Plans which could cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code.

         (c) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been filed (or appropriate extensions have been applied for) or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title 1 of ERISA and of Code Section 4980B have been met with respect to each group health plan (as defined in Section 607(1) of ERISA and Section 4980B(g)(2) of the Code).

         (d) All contributions premiums or other payments (including all employer contributions and employee salary reduction contributions) which are due have been paid to each Company Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such plan or accrued in accordance with the past custom and practice of each of DC and its Subsidiaries.

         (e) Each Company Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Code Section 401(a) and, in the case of all other qualified plans, a favorable determination letter has been received by the plan within the last two years from the Internal Revenue Service.

         (f) With respect to each Company Plan, each of DC and its Subsidiaries has delivered to Acquisition and HSA correct and complete copies, to the extent applicable, of the plan documents and any amendments thereto, summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report and all schedules and attachments thereto, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Company Plan.

         (g) There have been no Prohibited Transactions with respect to any such Company Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Company Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Company Plan (other than routine claims for benefits) is pending or threatened and, none of the Shareholders or DC has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

         (h) Neither DC nor any of its Subsidiaries maintains or contributes to, has ever maintained or contributed to and has ever been required to contribute to, any Company Plan providing post-retirement, medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

         (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee (current, former or retired) of DC or any of its Subsidiaries, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

         (j) No stock or other security issued by DC forms or has formed a material part of the assets of any Company Plan.

         (k) Any individual who performs services for DC or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of DC or any of its Subsidiaries for federal income tax purposes by DC or any of its Subsidiaries is not an employee for such purposes.

         7.24. Guaranties. Neither DC nor any of its Subsidiaries is a guarantor and otherwise is not liable for any Liability or obligation (including indebtedness) of any other Person.

         7.25. Customers. All contracts and agreements with customers of DC and any of its Subsidiaries are valid, effective and enforceable and Section 7.25 of the Disclosure Schedule sets forth all customers who have account balances that are in excess of 90 days past due. Section 7.25 of the Disclosure Schedule is complete and accurate in all material respects and represents bona fide orders from DC or any of its Subsidiaries for goods and services.

         7.26. Relationships with Customers and Suppliers. Except as set forth in Section 7.26 of the Disclosure Schedule, DC believes that the relationships of each of DC and its Subsidiaries with its existing customers and suppliers are sound. The Shareholders and DC do not know of any written or oral communication, fact, event or action which exists or has occurred within 120 days prior to the date of this Agreement which would indicate that any of the following shall terminate or materially reduce its business with DC or any of its Subsidiaries:

               (i) any current customer of DC or any of its Subsidiaries which accounted for over 1% of total net sales of such company for its most recently completed fiscal year; or

               (ii) any current supplier to DC or any of its Subsidiaries of items essential to the conduct of the business, which items cannot be replaced at comparable cost and the loss of which could reasonably be expected to have a Material Adverse Effect on DC or any of its Subsidiaries.

         Except as set forth in Section 7.26 of the Disclosure Schedule, since the date of the Most Recent Balance Sheet, (A) each of DC and its Subsidiaries has retained all sales personnel employed in connection with the operation of its businesses and (B) no customer (or group of customers) purchasing in the aggregate of $200,000 in products and services on a yearly basis has terminated its relationship with DC or any of its Subsidiaries.

         7.27. Bank Accounts. Sections 7.27 of the Disclosure Schedule sets forth all bank accounts and marketable securities (both debt and equity) of DC and each of its Subsidiaries.

         7.28. Related Party Agreements. Section 7.28 of the Disclosure Schedule sets forth all agreements between each of DC and its Subsidiaries and (i) any Shareholder or any of his Affiliates or (ii) any officer, director or employee of or consultant to DC, any of its Subsidiaries or any of its Affiliates.

         7.29. Change in Control. Except as set forth in Section 7.29 of the Disclosure Schedule, neither DC nor any of its Subsidiaries is a party to any contract or arrangement which contains a "change in control," "potential change in control" or similar provision, and the consummation of the transactions contemplated hereby shall not (either alone or upon the occurrence of additional acts or events) result in any payment or payments becoming due from DC or any of its Subsidiaries to any person or give any person the right to terminate or alter the provisions of any agreement to which DC and any of its Subsidiaries is a party.

         7.30. Brokers' Fees. Except as set forth in Section 7.30 of the Disclosure Schedule, neither DC, any of its officers, directors or employees, nor any Shareholder, has any Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

         7.31. Options. All issued and outstanding options to purchase DC Shares shall expire at or prior to the Effective Time, and the DC Board has taken no action, the effect of which would cause, permit or result in the survival of such options following the Effective Time.

         7.32. DC Affiliates. Section 7.32 of the Disclosure Schedule sets forth a true and correct list of all Affiliates of DC.

         7.33. Prior Securities Issuances. All issuances of securities of DC prior to the date hereof complied with the Securities Act.

         7.34. Disclosure. The representations and warranties contained in this
Article 7 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 7 not misleading.

         7.35. Secured Note. The parties acknowledge and agree that to the extent the Secured Note would be inconsistent with, or constitute a breach of,
(i) the representations and warranties in this Article 7, or (ii) any agreement contained in Article 8, such Secured Note shall constitute a fully disclosed exception, whether or not particularly referenced in each case.

                                    ARTICLE 8

                       COVENANTS AND ADDITIONAL AGREEMENTS

         The parties hereto agree as follows with respect to the period from the date hereof to the Closing:

         8.1. General. Each of HSA and DC shall use its reasonable best efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement.

         8.2. Notices and Consents. Each Party shall give any notices to third parties and shall use its reasonable best efforts to obtain any third party consents, undertakings, agreements and opinions that the other may reasonably request in connection with the matters referred to in Section 8.1 above and in
Article 9 below. Each of the parties shall give any notices to, make any filings with and use its reasonable best efforts to obtain any authorizations, consents and approvals of Governmental Authorities in connection with the transactions contemplated hereby.

         8.3. Conduct of Business of the Company Pending the Closing. During the period from the date of this Agreement to the Effective Time, DC shall not, and DC shall cause each of its Subsidiaries to not take any action that could reasonably be expected to have a Material Adverse Effect on the ability of DC or any of its Subsidiaries to (i) pursue its business in the Ordinary Course of Business, (ii) seek to preserve intact its current business organizations, (iii) keep available the service of its current officers and employees and (iv) preserve its relationships with customers, suppliers and others having business dealings with it; and DC shall not, and shall cause each of its Subsidiaries not to, without HSA's prior written consent:

         (a) except as contemplated elsewhere in this Agreement, issue, deliver, sell, dispose of, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, disposition or pledge or other encumbrances of (i) any additional shares of its capital stock of any class, or any securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock or any other securities or rights convertible into, exchangeable for or evidencing the right to subscribe for any shares of its capital stock, or (ii) any other securities in respect of, in lieu of or in substitution for shares of its capital stock outstanding on the date hereof;

         (b) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding securities;

         (c) split, combine, subdivide or reclassify any shares of its capital stock or otherwise make any payments to any Shareholder in his capacity as a shareholder of DC;

         (d) (i) grant any increases in the compensation of any of its directors, officers or executives or grant any increases in compensation to any of its employees, (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required or contemplated by any Employee Benefit Plan as in effect on the date hereof to any such director, officer or employee, whether, past or present, (iii) enter into any new or amend any existing employment or severance agreement with any such director, officer or, except in the Ordinary Course of Business, any employee, except as approved by HSA in its reasonable discretion, (iv) pay or agree to pay any bonus to any director, officer or employee (whether in the form of cash, capital stock or otherwise) or
(v) except as may be required to comply with applicable law, amend any existing, or become obligated under any new Employee Benefit Plan;

         (e) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger);

         (f) make any acquisition, by means of merger, consolidation or otherwise, of any direct or indirect ownership interest in or assets comprising any business enterprise or operation;

         (g) adopt any amendments to its articles of incorporation or by-laws;

         (h) incur any indebtedness for borrowed money or guarantee such indebtedness or agree to become contingently liable, by guaranty or otherwise, for the obligations or indebtedness of any other person or make any loans, advances or capital contributions to, or investments in, any other corporation, any partnership or other legal entity or to any other persons, except for any of the foregoing incurred or made in the Ordinary Course of Business;

         (i) engage in the conduct of any business the nature of which is materially different from the business in which DC and its Subsidiaries are currently engaged;

         (j) enter into any agreement providing for acceleration of payment or performance or other consequence as a result of (or make any payment contingent upon) a change of control of DC or any of its Subsidiaries;

         (k) forgive any indebtedness owed to DC or any of its Subsidiaries or convert or contribute by way of capital contribution any such indebtedness owed;

         (l) authorize or enter into any agreement providing for management services to be provided by DC or any of its Subsidiaries to any third party or an increase in management fees paid by any third party under existing management agreements (except pursuant to the terms thereof in effect on the date hereof);

         (m) mortgage, pledge, encumber, sell, lease or transfer any material assets of DC or any of its Subsidiaries except with the prior written consent of HSA or as contemplated by this Agreement;

         (n) take any action that would jeopardize the transactions contemplated by this Agreement from being exempt from the registration requirements of the Securities Act pursuant to Regulation D of the Securities Act; or

         (o) authorize or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing or to take any action described in clauses (a) through (w) of Section 7.8.

         8.4. Access. DC agrees that, prior to the Closing Date, HSA shall be entitled, through its officers, employees and representatives (including, without limitation, its legal and financial advisors, accountants and consultants) (collectively, "HSA Representatives"), subject to reasonable notice and without unreasonably disrupting the business of DC, to investigate the respective properties, businesses and operations of DC and its Subsidiaries, and examine the books, records, contracts, financial condition and other aspects of DC and its Subsidiaries, including its management personnel and employees, and to make extracts and copies of such books, records and contracts. No investigation by HSA, prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the other parties hereto contained in this Agreement. In order that HSA may have full opportunity to make such physical, business, accounting, tax and legal review, examination or investigation as it may reasonably request of the affairs of DC and its Subsidiaries, subject to reasonable notice and without unreasonably disrupting the business of DC, DC shall cause its officers, directors, agents and employees, and those of its Subsidiaries, to cooperate fully with the HSA Representatives in connection with such review and examination. Any information furnished or to be furnished by either DC or its Subsidiaries to HSA and the HSA Representatives shall be subject to that certain Non-disclosure and Non-solicitation Agreement, dated as of April 1, 2000, by and between DC and HSA.

         8.5. Notice of Developments. Each of HSA and DC shall give prompt written notice to the others of any development which could reasonably be expected to have a Material Adverse Effect. No disclosure by either HSA or DC pursuant to this Section 8.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         8.6. Investment Representation Letter. DC shall use its best efforts to cause each of the Shareholders to execute and deliver to HSA an Investment Representation and Agreement Letter in the form of Exhibit B hereto (the "Investment Representation Letter").

         8.7. Filings with Governmental Bodies. (a) As promptly as practicable after the execution of this Agreement, HSA and DC shall, in cooperation with each other shall furnish or cause to be furnished to the other all such information in its possession as may be reasonably necessary for the completion of the reports, notifications or submissions to be filed by the other. HSA and DC each agree to use their respective reasonable commercial efforts to comply and cause their respective Affiliates to comply in a full and timely manner with any request from a Governmental Authority for additional information.

         (b) HSA and DC shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the Federal Trade Commission and the Department of Justice and shall comply promptly with any such inquiry or request.

         8.8. No Solicitation. (a) DC shall not, directly or indirectly through any of its directors, officers, employees, agents or consultants (including without limitation, its legal and financial advisors), (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, either as the proposed surviving, merged, acquiring or acquired corporation, any transaction involving a merger, consolidation, business combination, purchase or disposition of the assets (other than sales of inventory in the Ordinary Course of Business) or capital stock or other equity interest in DC, in whole or in part, other than the transactions contemplated by this Agreement (an "Acquisition Transaction"),
(ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction,
(iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of DC in connection with an Acquisition Transaction, (iv) enter into any agreement, agreement in principle, letter of intent or similar agreement (whether or not legally binding) relating to an Acquisition Transaction or (v) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. DC will inform HSA in writing immediately following the receipt, by it or any of its directors, officers, employees, agents or consultants (including without limitation, its legal and financial advisers) of any proposal or inquiry in respect of any Acquisition Transaction. The restrictions contained in this
Section 8.8 do not apply to business alliances in which DC engages in the Ordinary Course of Business.

         8.9. Publicity. Neither HSA nor DC shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other parties hereto, which approval will not be unreasonably withheld or delayed; provided, that if, in the reasonable judgment of HSA or DC, disclosure is otherwise required by applicable law or any listing or trading agreement, HSA or DC, as the case may be, may make such disclosure provided that, to the extent any such disclosure is so required, the party intending to make such release shall use its best efforts consistent with such applicable law to consult with the other party with respect to the text thereof; provided, further, that upon execution of this Agreement HSA may issue a public announcement with respect thereto.

         8.10. HSA Common Stock. (a) Each certificate issued to the Shareholders representing HSA Common Stock shall be imprinted with a legend substantially in the following form:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"), IN RELIANCE UPON THE EXEMPTION FROM REGISTRATION CONTAINED IN SECTION 4(2) OF THE 1933 ACT AND REGULATION D OF THE RULES AND REGULATIONS PROMULGATED UNDER THE 1933 ACT, AND IN RELIANCE UPON THE REPRESENTATION BY THE HOLDER THAT THEY HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO RESALE OR FURTHER DISTRIBUTION IN VIOLATION OF APPLICABLE LAW. SUCH SHARES MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE OR, HYPOTHECATED, NOR WILL ANY ASSIGNEE OR ENDORSEE HEREOF BE RECOGNIZED AS AN OWNER HEREOF BY THE ISSUER FOR ANY PURPOSE, UNLESS A REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH SHARES SHALL THEN BE IN EFFECT OR UNLESS THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION SHALL BE ESTABLISHED TO THE REASONABLE SATISFACTION OF COUNSEL TO THE ISSUER.

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 23, 2000, AMONG THE ISSUER, DC AND THE SHAREHOLDERS LISTED ON SCHEDULE A THERETO, A COPY OF WHICH WILL BE FURNISHED BY THE ISSUER TO ANY HOLDER HEREOF UPON WRITTEN REQUEST.

         Subject to the restrictions contained herein, if any Shareholder desires to transfer any shares of HSA Common Stock received in connection with the Merger, other than in a registered offering or pursuant to a sale which counsel for HSA confirms is in compliance with Rule 144 of the Securities Act, such Shareholder must first furnish HSA with (i) a written opinion of counsel reasonably satisfactory in form and substance to HSA to the effect that such Shareholder may transfer the shares of HSA Common Stock as desired without registration under the Securities Act and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to HSA in form and substance agreeing to be bound by the restrictions on transfer contained herein.

         8.11. Employee Matters. HSA shall, as soon as practicable following the Effective Time, offer to enroll all DC employees who, following the Effective Time, are employed by the Surviving Corporation, in the benefits packages of HSA offered to those employees of HSA performing substantially similar duties for HSA as such DC employees shall perform for the Surviving Corporation.

         8.12. DC Meeting. DC shall, as promptly as practicable following the date of this Agreement, duly call, give notice of and convene and hold a special meeting of the Shareholders or, in lieu of a special meeting of the Shareholders, circulate to the Shareholders a form of a written consent of Shareholders for the purpose of approving the execution, delivery and performance of this Agreement and all other documents to be delivered pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby (the "DC Meeting"). DC will through its Board of Directors, recommend to the Shareholders the adoption of the Agreement and the approval of the Merger and such recommendation will not be revoked.

         8.13. Insurance and Indemnification. For a period of three (3) years from the Effective Time, HSA and the Surviving Corporation shall cause to be maintained directors' and officers' liability insurance for each individual who served as a director or officer of DC at any time prior to the Effective Time who is currently covered by directors' and officers' liability insurance at the Effective Time (HSA may substitute liability insurance no less favorable in coverage and amount) to the extent that such liability insurance can be maintained at a cost not greater than 150 percent of the current annual premium. If the premium exceeds such amount, HSA and the surviving corporation shall purchase a policy with the greatest coverage available for such 150% of the current annual premium.

         8.14. Indemnification of Personal Guarantees. HSA shall indemnify Gary Allen, Paul Lunter and Brian Burke for all obligations arising from the agreements set forth in Section 8.14 of the Disclosure Schedule.

         8.15. Representation and Information of Surviving Corporation. From the Effective Time until 30 days following the later of the issuance of all Earnout Shares pursuant to the Final Earnout Determination or the final resolution of all HSA Claims and Third Party Claims, HSA shall (i) permit B. Judson Hennington, III to serve as a director of the Surviving Corporation, (ii) permit the Representative to attend all meetings of the Board of Directors of the Surviving Corporation, and (iii) provide the Representative with financial statements of the Surviving Corporation at least quarterly and such other information requested by the Representative as may be reasonably necessary for the Representative to monitor progress on the DC Financial Projections.

                                   ARTICLE 9

                        CONDITIONS TO OBLIGATION TO CLOSE

         9.1. Conditions to Each Party's Obligation. The respective obligations of HSA, Acquisition, the Shareholders and DC to consummate the transactions contemplated by this Agreement, including all Schedules and Exhibits attached hereto, are subject to the fulfillment at or prior to the Closing Date of each of the following conditions, which conditions may be waived upon the written consent of HSA or DC, as the case may be:

         (a) Governmental Approvals. The parties hereto shall have received any material Licenses and Permits of Governmental Authorities referred to in Section 6.4, Section 7.3 and 7.20 above.

         (b) No Injunction or Proceedings. There shall not be in effect any action, suit or proceeding pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would, in the reasonable judgment of HSA or DC (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of HSA to own the capital stock of the Surviving Corporation or (D) affect adversely the right of the Surviving Corporation to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge is in effect).

         (c) Secured Note. HSA and DC shall have executed and delivered counterparts to the Secured Note and the Security Agreement attached hereto as Exhibits A-1 and A-2, and the funds under the Secured Note, shall have been made available to DC in accordance with the terms of the Secured Note.

         (d) Shareholder Approval. The Shareholders shall have approved this Agreement, the Merger, and the other transactions contemplated hereby.

         9.2. Conditions to Obligations of Acquisition and HSA. The obligations of Acquisition and HSA to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions (notwithstanding the foregoing, DC shall be permitted to cure any breaches of representations or warranties within 30 days of the date hereof, if DC provides written notice of such breach to HSA prior to HSA's discovery of such breach):

         (a) Representation and Warranties. The representations and warranties of DC set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (without giving any effect to any "materiality" or "Material Adverse Effect" qualifiers) as of the Closing Date as though made at and as of the Closing Date, except to the extent a representation and warranty expressly relates to an earlier date (in which case as of such date), and HSA shall have received a certificate signed by the Chief Executive Officer of DC to such effect.

         (b) Performance of Obligations of HSA. DC and the Shareholders shall have performed or complied in all material respects with all agreements, obligations, conditions and covenants required to be performance or complied with by it under this Agreement, including all Schedules and Exhibits attached hereto, at or prior to the Closing, and HSA shall have received a certificate signed by the Chief Executive Officer of DC to such effect.

         (c) Certificate of Incumbency and Resolutions. HSA shall have received a certificate of the Secretary of DC (i) as to the incumbency and signatures of the officers of DC; and (ii) as to the adoption and continued effectiveness of resolutions of DC authorizing this Agreement and the transactions contemplated hereby, including the Merger.

         (d) Opinion of DC's Counsel. Acquisition and HSA shall have received an opinion, dated as of the Closing Date, from Shumaker, Loop & Kendrick, LLP, counsel to the Representative and DC, in substantially the form attached hereto as Exhibit D.

         (e) FIRPTA Affidavit. HSA shall have received an affidavit, in form and substance acceptable to HSA, that satisfies the requirements of Section 1445(b)(3)(A) and United States Treasury Regulation Section 1.1445-2(c)(3).

         (f) Board Approval. The DC Board shall have unanimously approved the Merger and the other transactions contemplated hereby.

         (g) Required Consents. DC shall have received all material regulatory and third party approvals necessary for DC to (i) consummate the transactions contemplated herein and (ii) necessary for the Surviving Corporation to continue to conduct the business of DC materially in the manner conducted as of the date hereof.

         (h) Absence of Material Adverse Effect. As of the Closing Date, there has been no Material Adverse Effect on DC or its operations.

         (i) Investment Representation Letter. (i) HSA shall have received from each Shareholder an executed Investment Representation Letter, in the form attached hereto as Exhibit B and (x) the representations contained therein are true and correct in all material respects and (y) each Shareholder shall have performed all its obligations thereunder in all material respects; and (ii) 35 or fewer such Shareholders are not "accredited investors," as such term is defined in Regulation D of the Securities Act.

         (j) Dissenter's Rights. (i) DC shall have received waivers from Shareholders of their right to demand dissenter's rights pursuant to the provisions of Section 607.1320(3) of the FBCA from holders of not less than 90% of DC Shares outstanding as of the Closing Date; and (ii) Shareholders holding no more than 5% of DC Shares outstanding as of the Closing Date shall have perfected their dissenter's rights pursuant to the provisions of Section 607.1320(3) of the FBCA.

         (k) Voting Agreements. The Persons listed on Section 9.2 of the Disclosure Schedule shall agree, pursuant to a voting agreement substantially in the form of the voting agreement attached hereto as Exhibit E (the "Voting Agreement"), to vote all of their DC Shares to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger and all the transactions contemplated hereby, and against any Acquisition Transaction.

         (l) Hennington Agreement. B. Judson Hennington, III shall have entered into an employment agreement with HSA in substantially the form attached hereto as Exhibit F.

         (m) Consulting Agreements. Each of Gary Allen, Paul Lunter and Brian Burke shall have entered into a consulting agreement with the Surviving Corporation in substantially the form attached hereto as Exhibit G (the "Consulting Agreement").

         (n) Lock-Up. Promptly upon execution of this Agreement by the parties hereto, each Shareholder shall enter into with HSA a lock-up agreement substantially in the form of the lock-up agreement attached hereto as Exhibit H.

         (o) Other Conditions. The conditions set forth on Section 9.2(o) of the Disclosure Schedule have been satisfied.

         HSA may waive any condition specified in this Section 9.2 if it executes a writing so stating at or prior to the Closing.

         9.3. Conditions to Obligations of DC. The obligations of DC to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

         (a) Representations and Warranties. The representations and warranties of HSA set forth in this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct in all material respects (without giving any effect to any "materiality" or "Material Adverse Affect" qualifiers) as of the Closing as though made at and as of the Closing, except to the extent a representation and warranty expressly relates to an earlier date (in which case as of such date), and DC shall have received a certificate signed by an authorized officer of HSA to such effect.

         (b) Performance of Obligations of HSA. HSA shall have performed or complied in all material respect with all obligations, conditions and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and DC shall a have received a certificate signed by an authorized officer of HSA to such effect.

         (c) Certificate of Incumbency and Resolutions. DC shall have received a certificate of the Secretary of HSA (i) as to the incumbency and signatures of the officers of HSA; and (ii) as to the adoption and continued effectiveness of resolutions of HSA authorizing this Agreement and the transactions contemplated hereby, including the Merger.

         (d) Board Approval. The Board of Directors of HSA shall have approved the Merger and the other transactions contemplated hereby;

         (e) Delivery of Shares. HSA shall have furnished to the Transfer Agent irrevocable instructions to deliver the Share Consideration to such accounts as may be specified in writing by the Shareholders in accordance with Section 4.2;

         (f) Opinion of Harvard's Counsel. The Representative and DC shall have received an opinion, dated as of the Closing Date, from Weil, Gotshal & Manges LLP, counsel to Acquisition and HSA, substantially in the form attached hereto as Exhibit I.

         (g) Registration Rights Agreements. The registration rights agreements, substantially in the form attached hereto as Exhibit J-1 and J-2, shall have been executed and delivered by the parties thereto.

         DC or the Representative may waive any condition specified in this
Section 9.3 if it executes a writing so stating at or prior to the Closing.

                                   ARTICLE 10

    SHAREHOLDER REPRESENTATIVE; CONDUCT OF BUSINESS DURING THE EARNOUT PERIOD

         10.1. Representative. The representative of the Shareholders (the "Representative") shall be Gary Allen, or such other representative as may be hereafter appointed by a majority in interest of the Shareholders. The Representative shall act on each Shareholder's behalf with respect to all of the transactions contemplated by this Agreement, including, without limitation, the Final Earnout Determination and any Final Loss Determination. The Representative shall take any and all actions which the Representative believes are necessary or appropriate under this Agreement for and on behalf of each Shareholder, as fully as if such Shareholder were acting on his or her own behalf, including, without limitation, executing on the Shareholders' behalf all agreements and documents required to consummate the transactions contemplated by this Agreement, conducting negotiations or arbitrations with HSA and its representatives regarding the Final Earnout Determination and any Final Loss Determination, taking any and all other actions specified in or contemplated by this Agreement and engaging counsel, accountants or other representatives in connection with the foregoing matters. HSA shall have the right to rely upon all actions taken or omitted to be taken by the Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Shareholders. The Representative, acting pursuant to this Section 10.1, shall not be liable to any Shareholder for any act or omission, except in connection with any act or omission that was the result of the Representative's bad faith or gross negligence.

         10.2. Conduct of Surviving Corporation from the Date of Signing to the Earnout Date. From and after the signing of this Agreement through the Earn Out Date, DC's management shall operate its business substantially in accordance with the financial projections prepared by DC and attached hereto as Exhibit C (the "DC Financial Projections") with a view towards achieving the full Earn Out Market Value; it being understood that the revenue and expense targets for DC set forth in the DC Financial Projections do not take into account any acquisitions or any direct management or cross-marketing assistance from HSA, but do take into account an aggregate of $5 million of working capital to be provided to DC by HSA, less the aggregate amount funded by HSA under the Secured Note (the "Working Capital Commitment"). HSA agrees that DC's officers shall have the authority and discretion to carry out the business and activities of DC in accordance with the DC Financial Projections. DC shall consult with HSA in respect of its business and operations, and shall furnish monthly financial and operations reports to HSA within 20 days of the end of each month. In the event and to the extent DC's monthly financial results reflect a revenue, operating expense and/or EBITDA variance of 10% or more from the DC Financial Projections, HSA shall have the option, in its sole and absolute discretion, to modify the level of Working Capital Commitment and/or require DC to modify its business practices in view of such changed business circumstances.

         For the purpose of calculating the "Earnout Period Revenue" levels set forth on the table in Section 4.3(b) hereof, (i) DC shall not be charged with expenses attributable to servicing third party business(es) acquired by HSA or DC or new business obtained through HSA sales channels (i.e., sales originating by or through HSA's marketing and field operations organizations) (either referred to as a "Third Party Business"); (ii) DC shall be credited with 20% of the revenue (net of appropriate reserves) generated by DC from Third Party Business, it being understood and agreed that HSA shall not be obligated to affirmatively cause or support such acquisitions or sales; and (iii) HSA may in its sole and absolute discretion transition its pre-existing hosting customers to DC and DC shall be credited with 5% of revenue generated therefrom. To the extent DC, with the consent of HSA, acquires a Third Party Business from proceeds of the Working Capital Commitment, such acquired Third Party Business's operating results shall be charged towards the Earnout calculation.

                                   ARTICLE 11

                                   TERMINATION

         11.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the Shareholders, either by the mutual written consent of HSA and DC or by mutual action of the board of directors of HSA and the board of directors of DC.

         11.2. Termination by Either HSA or DC. This Agreement may be terminated and the Merger may be abandoned:

         (a) by HSA in the event that there has been a material breach by DC of any representation, warranty, covenant or agreement set forth in this Agreement, including the Schedules and Exhibits attached hereto, which breach (x) would give rise to the failure of a condition set forth in Section 9.1 or 9.2 of this Agreement and (y) which breach has not been cured within thirty days following receipt by DC of written notice of such breach by HSA;

         (b) by DC in the event that there has been a material breach by HSA or its shareholders of any representation, warranty, covenant or agreement set forth in this Agreement, which breach (x) would give rise to the failure of a condition set forth in Section 9.1 or 9.3 of this Agreement and (y) which breach has not been cured within thirty days following receipt by HSA of written notice of such breach by DC;

         (c) by either HSA or DC, (i) if the Merger shall not have been consummated on or prior to August 30, 2000, (ii) if a United States federal or state court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable or (iii) if, upon a vote at the DC Meeting called pursuant to Section 8.12 hereof, the Requisite Vote shall not have been obtained.

         11.3. Effect of Termination and Abandonment. (a) In the event of (i) a termination pursuant to Section 11.2(a) above, provided that HSA shall not have breached in any material respect its obligations under this Agreement in any manner that would permit DC to terminate this Agreement or (ii) a termination pursuant to Sections 11.2(c)(i) and 11.2(c)(iii) above and within ninety days
(90) DC enters into an Acquisition Transaction with a third party, DC shall pay to HSA, prior to the earlier to occur of (X) the ninetieth (90th) day following such termination or (Y) the consummation of any Acquisition Transaction, the following amounts in immediately available funds: (1) a termination fee of $1,000,000.00 (the "Termination Fee"), (2) up to $100,000 for all documented reasonable fees and expenses incurred by HSA through the date of such termination (except for such fees and expenses incurred in connection with the collection thereof) in connection with this Agreement and the transactions contemplated hereby and (3) any other amounts owed by DC or its affiliates to HSA or its affiliates, including pursuant to the Secured Note.

         (b) In the event of a termination pursuant to Section 11.2(b) above, provided that DC shall not have breached in any material respect its obligations under this Agreement in any names that would permit HSA to terminate this Agreement, HSA shall reimburse DC up to $100,000 for all documented reasonable fees and expenses incurred by DC through the date of such termination (except for such fees and expenses incurred in connection with the collection thereof) in connection with this Agreement and the transactions contemplated hereby.

         (c) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article 11, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except (i) for the obligations described in Sections 11.3(a) and (b) above and (ii) that nothing herein will relieve any party from liability for any breach of this Agreement.

                                   ARTICLE 12

                                  MISCELLANEOUS

         12.1. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

         12.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any prior agreements by or among the parties hereto, written or oral, to the extent they are related in any way to the subject matter hereof.

         12.3. Survival. All representations and warranties, and, except as otherwise provided in this Agreement, all covenants and agreements of the parties hereto contained in or made pursuant to this Agreement, and the rights of the parties to seek indemnification with respect thereto, shall survive for a period ending on the date which is twelve (12) months following the Effective Time.

         12.4. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto named herein and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of such party's rights, interests or obligations hereunder without the prior written approval of HSA, DC and the Representative; provided, however, that HSA may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases HSA nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         12.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         12.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         12.7. Notices. All notices, requests, demands, claims and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


         If to DC:

                  Digital Chainsaw, Inc.
                  330 First Avenue South, Suite 500
                  St. Petersburg, FL  37701
                  Attn:  Charles E. Richardson, Esq.
                  Telecopy:  (727) 524-8544

                  With copy to:

                  Balch & Bingham LLP
                  1710 Sixth Avenue North
                  P.O. Box 306
                  Birmingham, AL  35201-0306
                  Attn:  Lana K. Hawkins, Esq.
                  Telecopy:  (205) 226-8798

         If to the Representative:

                  Gary S. Allen
                  c/o Darrell C. Smith, Esq.
                  Shumaker, Loop & Kendrick, LLP
                  Barnett Plaza, Suite 2800
                  101 East Kennedy Boulevard
                  Tampa, FL  33602
                  Telecopy:  (813) 229-7600

                  With copy to:

                  Shumaker, Loop & Kenrick, LLP
                  Barnett Plaza, Suite 2800
                  101 East Kennedy Boulevard
                  Tampa, FL  33602
                  Attn:  Darrell S. Smith, Esq.
                  Telecopy:  (813) 229-7600

         If to HSA and Acquisition:

                  High Speed Access Corp.
                  10300 Ormsby Park Place
                  Suite 405
                  Louisville, KY 40223
                  Attn:  John Hundley, Esq.
                  Telecopy:  (502) 420-7001

                  With copy to:
                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, New York 10153
                  Attn: David E. Zeltner, Esq.
                  Telecopy:  (212) 310-8007

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the respective address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

         12.8. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES CONTAINED THEREIN.

         12.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by HSA, DC and the Representative. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         12.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         12.11. Expenses. Except as provided in Sections 4.3 and 4.4, each party shall bear their own Transaction Expenses.

         12.12. Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, the singular forms of nouns and pronouns shall include the plural, and vice versa. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

         12.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         12.14. Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth in Section 12.15 below), in addition to any other remedy to which they may be entitled, at law or in equity.

         12.15. Submission to Jurisdiction. Each of the parties hereto submits to the jurisdiction of any federal court sitting in the State of Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.

                            [signature pages follow]

                        [MERGER AGREEMENT SIGNATURE PAGE]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                    HIGH SPEED ACCESS CORP.


                                    By:
                                       ----------------------------------------
                                       Name: John G. Hundley
                                       Title: Vice President, Secretary and
                                              General Counsel


                                    HIGH SPEED ACQUISITION CORP.


                                    By:
                                       ----------------------------------------
                                       Name: John G. Hundley
                                       Title: Vice President and Secretary


                                    DIGITAL CHAINSAW, INC.


                                    By:
                                       ----------------------------------------
                                       Name: B. Judson Hennington III
                                       Title: President and Chief Executive
                                              Officer


                                    GARY ALLEN, AS THE REPRESENTATIVE


                                    -------------------------------------------
                                    Gary Allen

                                TABLE OF CONTENTS

                                                                                                      PAGE
                                                                                                      ----
ARTICLE 1         DEFINITIONS...........................................................................1

         1.1.     Definitions...........................................................................1

ARTICLE 2         MERGER; EFFECTIVE TIME; CLOSING.......................................................8

         2.1.     Merger   .............................................................................8

         2.2.     Effective Time........................................................................8

         2.3.     The Closing...........................................................................8

ARTICLE 3         ARTICLES OF INCORPORATION; BYLAWS, DIRECTORS AND OFFICERS OF SURVIVING CORPORATION....8

         3.1.     Articles of Incorporation.............................................................8

         3.2.     By-Laws...............................................................................8

         3.3.     Directors and Officers................................................................8

ARTICLE 4         MERGER CONSIDERATION; PAYMENT OF CONSIDERATION........................................9

         4.1.     Merger Consideration; Conversion or Cancellation of DC Shares.........................9

         4.2.     Payment of Merger Consideration.......................................................9

         4.3.     Earnout..............................................................................10

         4.4.     Earnout Reduction For Losses.........................................................12

         4.5.     Fractional Shares of HSA Common Stock................................................13

         4.6.     Withholding Rights...................................................................14

         4.7.     Effect on Options to Acquire DC Shares...............................................14

ARTICLE 5         [INTENTIONALLY OMITTED]..............................................................15

ARTICLE 6         REPRESENTATIONS AND WARRANTIES OF ACQUISITION AND HSA................................15

         6.1.     Organization of Acquisition and HSA..................................................15

         6.2.     Capital Stock........................................................................15

         6.3.     Authorization for Common Stock.......................................................15

         6.4.     Authorization of Transaction.........................................................16

         6.5.     Noncontravention.....................................................................16

         6.6.     Brokers' Fees........................................................................16

         6.7.     HSA SEC Reports and Financial Statements.............................................16

                                 TABLE OF CONTENTS
                                    (CONTINUED)

                                                                                                      PAGE
                                                                                                      ----
ARTICLE 7         REPRESENTATIONS AND WARRANTIES CONCERNING DC.........................................17

         7.1.     Organization, Qualification, and Corporate Power.....................................17

         7.2.     Capitalization.......................................................................18

         7.3.     Authorization of Transaction.........................................................18

         7.4.     Noncontravention.....................................................................19

         7.5.     Title to Assets......................................................................19

         7.6.     Subsidiaries.........................................................................19

         7.7.     Financial Statements.................................................................20

         7.8.     Absence of Certain Developments......................................................20

         7.9.     Undisclosed Liabilities..............................................................22

         7.10.    Legal Compliance.....................................................................23

         7.11.    Taxes................................................................................23

         7.12.    Real Property........................................................................25

         7.13.    Intellectual Property................................................................26

         7.14.    Tangible Assets......................................................................27

         7.15.    Contracts............................................................................27

         7.16.    Notes and Accounts Receivable........................................................28

         7.17.    Powers of Attorney...................................................................29

         7.18.    Insurance............................................................................29

         7.19.    Litigation...........................................................................29

         7.20.    Licenses and Permits.................................................................29

         7.21.    Consents.............................................................................30

         7.22.    Employees............................................................................30

         7.23.    Employee Benefits....................................................................31

         7.24.    Guaranties...........................................................................32

         7.25.    Customers............................................................................32

         7.26.    Relationships with Customers and Suppliers...........................................32

         7.27.    Bank Accounts........................................................................33

         7.28.    Related Party Agreements.............................................................33

         7.29.    Change in Control....................................................................33

         7.30.    Brokers' Fees........................................................................33

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                      PAGE
                                                                                                      ----
         7.31.    Options..............................................................................33

         7.32.    DC Affiliates........................................................................33

         7.33.    Prior Securities Issuances...........................................................34

         7.34.    Disclosure...........................................................................34

         7.35.    Secured Note.........................................................................34

ARTICLE 8         COVENANTS AND ADDITIONAL AGREEMENTS..................................................34

         8.1.     General..............................................................................34

         8.2.     Notices and Consents.................................................................34

         8.3.     Conduct of Business of the Company Pending the Closing...............................34

         8.4.     Access...............................................................................36

         8.5.     Notice of Developments...............................................................37

         8.6.     Investment Representation Letter.....................................................37

         8.7.     Filings with Governmental Bodies.....................................................37

         8.8.     No Solicitation......................................................................37

         8.9.     Publicity............................................................................38

         8.10.    HSA Common Stock.....................................................................38

         8.11.    Employee Matters.....................................................................39

         8.12.    DC Meeting...........................................................................39

         8.13.    Insurance and Indemnification........................................................39

         8.14.    Indemnification of Personal Guarantees...............................................40

         8.15.    Representation and Information of Surviving Corporation..............................39

ARTICLE 9         CONDITIONS TO OBLIGATION TO CLOSE....................................................40

         9.1.     Conditions to Each Party's Obligation................................................40

         9.2.     Conditions to Obligations of Acquisition and HSA.....................................41

         9.3.     Conditions to Obligations of DC......................................................43

ARTICLE 10        SHAREHOLDER REPRESENTATIVE; CONDUCT OF BUSINESS DURING THE EARNOUT PERIOD............44

         10.1.    Representative.......................................................................44

         10.2.    Conduct of Surviving Corporation from the Date of Signing to the Earnout Date........44

ARTICLE 11        TERMINATION..........................................................................45

         11.1.    Termination by Mutual Consent........................................................45

                                TABLE OF CONTENTS
                                   (continued)

                                                                                                      PAGE
                                                                                                      ----
         11.2.    Termination by Either HSA  or DC.....................................................45

         11.3.    Effect of Termination and Abandonment................................................46

ARTICLE 12        MISCELLANEOUS........................................................................46

         12.1.    No Third Party Beneficiaries.........................................................46

         12.2.    Entire Agreement.....................................................................46

         12.3.    Survival.............................................................................47

         12.4.    Succession and Assignment............................................................47

         12.5.    Counterparts.........................................................................47

         12.6.    Headings.............................................................................47

         12.7.    Notices..............................................................................47

         12.8.    Governing Law........................................................................49

         12.9.    Amendments and Waivers...............................................................49

         12.10.   Severability.........................................................................49

         12.11.   Expenses.............................................................................49

         12.12.   Construction.........................................................................49

         12.13.   Incorporation of Exhibits and Schedules..............................................49

         12.14.   Specific Performance.................................................................49

         12.15.   Submission to Jurisdiction...........................................................50

SCHEDULES AND EXHIBITS:


Exhibit 3.1          Articles of Incorporation of Digital Chainsaw, Inc.
Exhibit 3.2          By-Laws of Digital Chainsaw, Inc.
Exhibit 7.7          Financial Statements
Exhibit A            Secured Note and Security Agreement
Exhibit B            Form of Investment Representation Letter
Exhibit C            Form of Business Plan
Exhibit D            Form of Form of Opinion of Shumaker, Loop & Kenrick, LLP
Exhibit E            Form of Voting Agreement
Exhibit F            Form of Employment Agreement of B. Judson Hennington III
Exhibit G            Form of Consulting Agreement
Exhibit H            Form of Lock-Up Agreement
Exhibit I            Form of Opinion of Weil, Gotshal & Manges LLP
Exhibit J            Forms of Registration Rights Agreements
Exhibit K            Form of Warrant

Disclosure Schedule-- Exceptions to Representations and Warranties Concerning Digital Chainsaw, Inc.

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            HIGH SPEED ACCESS CORP.,

                          HIGH SPEED ACQUISITION CORP.,

                             DIGITAL CHAINSAW, INC.

                                       AND

                       GARY ALLEN, AS THE REPRESENTATIVE,

                                   DATED AS OF

                                  JUNE 23, 2000